Exhibit 99.2

Wall Street

Q:                        Why did Sabre Holdings decide to make this move?

The online travel market is changing rapidly, and aligning complementary businesses allows us to be faster and more efficient in serving customer needs.  It also enables us to further extend our lead over the competition in the online booking tool arena.  Currently, we have two online technology development organizations, and integrating them more tightly will allow us to share knowledge and resources while achieving synergies and cost savings in 2004.

Q:                        Will GetThere’s name and products continue to exist?

Without a doubt, the GetThere brand will continue to be a strong element in the Sabre Holdings portfolio.

Q:                        How much cost will be taken out as a result of this integration?

We do expect to achieve synergies and cost savings as a result of combining our technology and reducing our overhead.  We will be able to communicate more about these synergies and cost savings in the coming weeks.

Q:                        How will this move impact the reporting of the GetThere business unit?

It is our intent to consolidate the GetThere revenue and earnings into the three remaining business units, Travelocity (including Travelocity for Business), Sabre Travel Network, and Sabre Airline Solutions.   We are in the process of determining the timing of the financial reporting consolidation, as well as the level of metric data we will disclose.  We will provide more information in the coming weeks.

Q:                        Is the reason for the action tied in any way to GetThere performance?

We are satisfied with the performance of GetThere.  In no way do we consider our leadership position compromised.  In fact, this move builds upon the success of the high growth GetThere online corporate business.  GetThere corporate accounts exceed 1000 corporations including half of the Fortune 200.

Q:                        As a result of this realignment, are you going to write off GetThere goodwill?

Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”).  In compliance with that provision, we conduct an impairment test once a year.  The last impairment test was conducted in December 2002 and resulted in no write-down of the GetThere asset.  We will conduct our next impairment test in the coming months.

Q:                        What are the next steps?

An internal integration team has been launched to work through the details over the next several weeks.   Once the integration team completes its work, we will provide you with further details.  In the meantime, it’s business as usual.